EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Enters Agreement to Acquire
Rochester Hills Medical Office Building Near Detroit

DETROIT, Mich. (June 23, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has entered into an agreement to acquire Rochester Hills Medical Office Building, an approximately 30,000-square-foot medical office building in the Detroit suburb of Rochester Hills, Michigan, from an unaffiliated third party. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.

Rochester Hills Medical Office Building is approximately 93 percent leased to seven tenants, the largest of which is William Beaumont Hospital, doing business as Beaumont Health System, one of the principal healthcare systems in the state of Michigan with eight hospitals and 168 health centers. William Beaumont Hospital occupies approximately 40 percent of the medical office building and recently signed a 10-year lease.

Rochester Hills Medical Office Building is located within two miles of the 290-bed Crittenton Hospital Medical Center, an acute care hospital with a medical staff of nearly 500 physicians. The 520-bed Beaumont Hospital in Troy, Michigan is located approximately eight miles from the medical office building, where a number of healthcare services are provided, including imaging, dialysis, laboratory services, radiology, physical therapy and minimally invasive surgery.

“Strategically located in close proximity to two major hospitals, in an affluent community and anchored by the state’s largest health system, Rochester Hills Medical Office Building is an ideal acquisition for Griffin-American Healthcare REIT IV,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV. “Excellent location and exceptional tenants are the keys to successful real estate investment, and we couldn’t be more pleased to move forward with the acquisition of Rochester Hills Medical Office Building.”

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees a 29 million-square-foot portfolio valued at approximately $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, or the first year in which it commences material operations, and it intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.HealthcareREIT4.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22.0 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 53 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 36 million square feet of space, located in 29 states and the United Kingdom, representing approximately $6.3* billion in asset value, based on purchase price, as of March 1, 2016.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the potential acquisition of Rochester Hills Medical Office Building. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: satisfactory completion of due diligence and other requirements to complete the potential acquisition; the ability of Griffin-American Healthcare REIT IV to raise sufficient funds to finance the potential acquisition; the uncertainties relating to the medical needs and local economy of Rochester Hills, Michigan; the strength and financial condition of Rochester Hills Medical Office Building and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.